UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549 ______________________

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 28, 2009

COGENCO INTERNATIONAL INC. (Name of registrant as specified in its charter)

Colorado	2-87052-D	84-0194754
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

6400 South Fiddler’s Green Circle, Suite 1840 Greenwood Village, CO Address of principal executive offices

303-758-1357 Telephone number, including Area code Not applicable Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by checkmark whether registrant is a shell company as defined in Rule 12b-2 of the Exchange Act: Yes XX No ___

Item 1.01 – Entry Into a Material Definitive Agreement

     On April 28, 2009 Cogenco International Inc. (“Cogenco” or the “Company”) entered into a Share Purchase Agreement (the “SPA”) with a single European investor, which will be completed pursuant to the exemption from registration provided by Regulation S promulgated under the Securities Act of 1933. The SPA provides for the sale to the European investor of 520,000 shares of Cogenco’s common stock at $5.00 per share. The Agreement provides that the investor must pay the total purchase price of $2,600,000 by no later than May 31, 2009. Cogenco does not intend to issue the shares to the investor or to any other person until Cogenco receives the funds from the investment. Although the investor is contractually obligated to make the investment as a result of its signature to the Agreement, enforcing the investor’s obligation is likely to be time-consuming and expensive. Even though the Agreement provides for venue and jurisdiction in the United States, judgments obtained (if any) would still have to be enforced in the investor’s domicile in Europe. Cogenco cannot offer any assurance that it will receive the funds notwithstanding the investor’s commitment.

     Upon receipt of the aggregate consideration Cogenco is obligated to issue the shares of common stock. In the Agreement both parties made standard representations and warranties about themselves and their ability to conduct the transaction contemplated by the Agreement. Further, as part of the Agreement Cogenco made standard affirmative covenants to the investor.

     If received, Cogenco currently plans to use the proceeds of the offering for the following purposes: (i) $50,000 of the offering proceeds will be retained by Cogenco for its general working capital purposes; (ii) to pay $130,000 to Genesis Capital Management AG (“Introducer”) as a fee for introducing the investor to Cogenco pursuant to an agreement between Cogenco and the Introducer; and (iii) to lend the balance of the proceeds from the offering (expected to be approximately $2,420,000) to Genesis Capital Management Ltd. (“Genesis Capital”). Genesis Capital will use the funds in part to repay the approximately $185,900 of indebtedness owed by Genesis Capital to Cogenco pursuant to the terms of a Promissory Note dated March 7, 2008 (and generally described in a Company Current Report on Form 8-K dated March 7, 2008).

     As described in Cogenco’s most recent Annual Report on Form 10-K, Genesis Capital is Cogenco’s largest shareholder, directly or indirectly holding approximately 97% of Cogenco’s outstanding common stock. Consequently these transactions (both the finder’s fee payable to the Introducer and the loan to be made to Genesis Capital should be considered as “related party transactions” and not negotiated at arms’ length. Nevertheless, the transactions were approved by directors of Cogenco who are not otherwise interested in the transactions and who are not otherwise controlled by or control Genesis Capital.

Item 8.01.    Other Events

     On April 13, 2009 Cogenco entered into a memorandum of understanding (the “MOU”) with Genesis Energy Investments, PLC (“Genesis Energy”). The MOU generally describes the proposed terms and conditions upon which Cogenco would acquire Genesis Energy’s entire interest in Genesis Solar España, S.L. (“GSE”) and Genesis Solar Singapore Pte. Ltd. (“GSS”). GSE is a Spanish entity that is in the process of financing and building a plant in Spain to manufacture hi-tech solar panels using THIN FILM TECHNOLOGY. GSS is a corporation formed under the laws of Singapore that is also in the process of financing and building a plant to manufacture hi-tech solar panels using THIN FILM TECHNOLOGY. Genesis Energy owns more than 98% of GSE and 75% of GSS.

     Except for certain provisions that pertain to the parties’ confidentiality and public disclosure obligations and the termination of the MOU, the MOU does not impose binding obligations on either party and is terminable at will.

     The MOU outlines the terms upon which Cogenco would acquire Genesis Energy’s entire interest in GSE in consideration for shares of Cogenco common stock. The MOU further outlines the terms upon which Cogenco would acquire Genesis Energy’s entire interest in GSS in consideration for shares of Cogenco common stock. In both cases, Cogenco will attempt to negotiate the acquisition of the minority interests in GSE and GSS, although there is no assurance that Cogenco will be able to do so. The MOU provides that the parties will use their best efforts to negotiate definitive terms of the transaction by no later than May 31, 2009 and complete the transaction by June 30, 2009 (unless the parties later extend these dates). The transaction described by the MOU is subject to a number of conditions including Cogenco having a minimum amount of capital available for use in connection with the operation of GSE and GSS, both parties’ due diligence, and the negotiation of definitive terms and transaction documents. In order for Cogenco to meet its obligations under the conditions precedent, Cogenco will have to raise a significant amount of additional capital, the availability of which cannot be assured. Although Cogenco is in discussions with several prospective financial partners, it cannot offer any assurance that the necessary capitalization will be available when required. In addition, the acquisition documents will have to adequately address issues that may arise under the laws of the United States, Hungary, Spain and Singapore.

     The MOU provides that it may be terminated by either party upon written notice. If the parties reach a definitive agreement Cogenco will disclose the terms of the agreement at that time. There can be no assurance that Cogenco will be able to meet the conditions precedent to its contemplated acquisition of GSE and GSS or that if Cogenco does meet the conditions precedent, that Cogenco will be able to complete the acquisition of GSE and GSS. In addition, there are many other issues involved in the transaction, including coordinating international legal requirements, international operations, and the significant expense of international communications and travel. Furthermore, because GSE and GSS are start-up businesses operating in Spain and Singapore, even if Cogenco were to complete the acquisition, there can be no assurance that the subsequent operations will be successful or profitable.

(c)	Exhibits

10.1 Share Purchase Agreement dated April 28, 2009.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 28th day of April 2009.

Cogenco International, Inc.

By:_/s/ David W. Brenman
David W. Brenman
President